Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Name of Parent Company	Percentage Owned	State of Incorporation

KIT Media Corporation	KIT digital, Inc.	100%	Delaware
Bickhams Media, Inc.	KIT digital, Inc.	100%	Delaware
Reality Group Pty. Ltd	KIT digital, Inc.	100%	Australia
Kamera Content AB	KIT digital, Inc.	100%	Sweden
KIT digital FZ LLC	KIT digital, Inc.	100%	Dubai, UAE
KIT HD, Inc.	KIT digital, Inc.	100%	New York
KIT digital Pty. Ltd.	KIT Media Corporation	100%	Australia
Undercover Media Pty. Ltd.	KIT digital Pty. Ltd.	100%	Australia
KIT digital Limited	KIT Media Corporation	100%	United Kingdom
KIT Broadcasting Limited	KIT Media Corporation	100%	Australia
Sputnik Agency Pty. Ltd.	KIT Media Corporation	100%	Australia
KIT TV Pty Ltd.	KIT Media Corporation	100%	Australia
Morpheum Internet Services Pty Ltd.	KIT Media Corporation	100%	Australia
VideoDome.com Networks, Inc.	Bickhams Media, Inc.	100%	California
Kamera (S) PTE Ltd	Kamera Content AB	95%	Singapore
Swegypt Company for Telecommunications (S.A.E)	Kamera Content AB	55%	Egypt
Visual Connection, a.s.	KIT digital FZ LLC	100%	Czech Republic
Visual Media	Visual Connection, a.s.	100%	Czech Republic
Visual Connection, spol. s.r.o.	Visual Connection, a.s.	100%	Slovak Republic